Exhibit “10.1”  (Escrow Agreement (Subscription Proceeds) with UMB Bank, N.A.)

ESCROW AGREEMENT
(Subscription Proceeds)

This ESCROW AGREEMENT (“Agreement”) is dated as of _____________, 2010, by and between BIGELOW INCOME PROPERTIES, LLC (“Issuer”) and UMB BANK, N.A. as escrow agent (“Escrow Agent”).

R E C I T A L S:

A.           The Issuer intends to offer and sell in a public offering (“Stock Offering”) up to $50,000,000 of the Issuer’s common stock (“Shares”).  Unless terminated on December 31, 2011 for failure to sell $1,000,000 of Shares for cash or in-kind consideration or get the Shares listed on an exchange, the offering will remain open until December 31, 2012 (the date of the earliest of such events to occur shall be referred to herein as the “Termination Date”).  For purposes of hereof, the term “exchange” means any recognized securities market or regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities and is intended to include the OTC Bulletin Board and Pink Sheets.

B.           If the Company does not sell $1,000,000 of Shares for cash or in-kind consideration or get the Shares listed on an exchange prior to December 31, 2011, the Company will stop selling Shares, and each investor’s escrowed funds, including interest, will be returned within ten days.

C.           The terms of the Stock Offering are set forth in that certain S-11 registration statement and accompanying prospectus filed with the SEC under Registration No. 333-165876 (“Offering Documents”).  (All capitalized terms that are used herein and not otherwise defined in context shall have the meanings ascribed thereto in the Offering Documents.)

C.           The Shares will be sold pursuant to written Subscription Agreements in the form disclosed in the Offering Documents that are (i) executed by investors and, (ii) if deemed appropriate by Issuer’s management, accepted by the Issuer.

D.           In accordance with and subject to the terms and conditions of this Agreement, the Escrow Agent has agreed to accept and hold all subscription proceeds received directly or indirectly from investors pursuant to all Subscription Agreements that are received by Issuer from time to time prior to the Termination Date.

NOW, THEREFORE, the parties hereto agree as follows:

1.           Appointment of Escrow Agent. The Issuer hereby appoints Escrow Agent, and Escrow Agent accepts such appointment, to act as Escrow Agent in accordance with this Agreement.

2.           Subscription Proceeds to be Placed in Escrow.

(a)           There is hereby created and ordered to be established in the custody of the Escrow Agent a special subscription proceeds escrow (“Subscription Proceeds Escrow”).  The Subscription Proceeds Escrow account will be a segregated account and will be held in trust for each investor’s benefit pending (i) release to the Issuer for investment or (ii) return to the investor in accordance with the terms hereof.

(b)           All subscription proceeds received by the Issuer shall be delivered to the Escrow Agent (clearly identified as such to the Escrow Agent) as promptly as practicable after the Issuer receives such subscription proceeds.  Each deposit of subscription proceeds with the Escrow Agent shall be accompanied by a copy of the executed Subscription Agreement with respect to each investor for whom subscription proceeds are being deposited and a fully completed and executed Form W-9 Request for Taxpayer

Identification Number and Certification of each investor, as provided in Section 3.  All subscription proceeds received by the Escrow Agent shall be deposited into the Subscription Proceeds Escrow.

(c)           The subscription proceeds held in the Subscription Proceeds Escrow shall be invested in liquid Government securities backed by the full faith and credit of the United States Government and/or cash items at a federally insured commercial bank (which may be Escrow Agent), subject to the Escrow Agent’s sweep charge of .____%.  During the period in which subscription proceeds are held in escrow, interest earned thereon will be allocated among subscribers entitled thereto on the basis of the respective amounts of their subscriptions and the number of days that such amounts were on deposit. The Escrow Agent shall not be responsible for any income on the Subscription Proceeds Escrow, other than accounting for income from the investment of moneys pursuant to this Subsection (c). The Escrow Agent shall not be liable for any loss on investments made pursuant to the provisions of this Subsection (c).

(d)           The subscription proceeds and all interest thereon shall be held by the Escrow Agent in the Subscription Proceeds Escrow until distributed as provided in this Agreement.

(e)           Based solely upon the information set forth in the Subscription Agreements delivered pursuant to Section 3, the Escrow Agent shall keep and maintain a record of (i) the subscription proceeds deposited by each investor into the Subscription Proceeds Escrow from time to time, (ii) the interest, if any, earned on the subscription proceeds deposited by each investor into the Subscription Proceeds Escrow from time to time and (iii) the total amounts of subscription proceeds and interest thereon held in the Subscription Proceeds Escrow for each investor until the distributions under paragraph 4 below are made.  The registration books maintained by the Escrow Agent shall be the official record of the total amounts of subscription proceeds and interest held in the Subscription Proceeds Escrow and each investor’s share of such amounts.

(f)           All profit and loss associated with the subscription proceeds and interest held in the Subscription Proceeds Escrow from time to time will be allocated to the respective investors who deposited the subscription proceeds in accordance with the records maintained by the Escrow Agent pursuant to paragraph 2(e) above.  The Escrow Agent’s determination with respect thereto shall be final and binding upon all parties interested.

(g)           By the fifteenth day of each month during the term hereof, the Escrow Agent shall provide to the Issuer a report that details the deposits, interest on and disbursements from the Subscription Proceeds Escrow during the preceding calendar month.  Upon request and payment of the costs associated therewith, the Escrow Agent shall provide to a requesting investor a report that details the deposits, interest on and disbursements from the Subscription Proceeds Escrow that relate to the requesting investor.

3.           Identity of investors, Ownership of Proceeds.  The Issuer shall furnish to the Escrow Agent, with each delivery of subscription proceeds as provided in paragraph 2, above, a copy of each Subscription Agreement (which shall set forth, among other things, the name and address of the investor and the amount subscribed) tendered by the investors who have made the payments included in the subscription proceeds delivered and accepted by Issuer, in each case accompanied by a fully completed Form W-9, Request for Taxpayer Identification Number and Certification, executed by the investor.  The Escrow Agent shall not be required to accept any subscription proceeds that are not accompanied by said Subscription Agreement and Form W-9.  Until released to the Issuer pursuant to the terms hereof, all subscription proceeds shall be and remain the property of the respective investors and shall not be subject to any liens or charges by the Issuer or against the Issuer, or to judgments or creditors’ claims against the Issuer.

4.           Disbursements from the Subscription Proceeds Escrow.  Amounts in the Subscription Proceeds Escrow will be held and disbursed in accordance with the following:

(a)           The Issuer will accept or reject subscriptions within thirty (30) days after the Issuer receives them. If an investor’s subscription agreement is rejected, the Issuer will notify the Escrow Agent and such investor’s funds (including interest, to the extent earned and if such funds have been held for more than thirty-five (35) days) will be returned within ten business days after the date of such rejection.

(b)           If an investor’s subscription is accepted, the Issuer will notify the Escrow Agent and the amount delivered with such subscription will continue to be held in the Subscription Proceeds Escrow until either (i) the Issuer notifies the Escrow Agent that the Issuer has sold $1,000,000 worth of Shares for cash or in-kind consideration and has caused the Shares to be listed on an exchange on or before December 31, 2011 or (ii) the Issuer shall fail to so advise the Escrow Agent, in which case, December 31, 2011 shall be deemed to be the Termination Date.

(c)           If December 31, 2011 shall be deemed to be the Termination Date, each investor’s escrowed funds, including interest, will be returned within ten days after the Termination Date.

(d)           If the Issuer notifies the Escrow Agent that the Issuer has sold $1,000,000 worth of Shares for cash or in-kind consideration and has caused the Shares to be listed on an exchange on or before December 31, 2011, the subscription amount for each investor whose subscription has been accepted (and notice thereof given to the Escrow Agent) shall be delivered promptly to Issuer. Since fractional Shares will not be issued, any interest earned on subscription amounts held in the Subscription Proceeds Escrow for more than thirty-five (35) days will be returned to individual investors at the time that each investor’s subscription amount is delivered to the Issuer.

(e)           If not fully subscribed before such time, the offering will terminate on December 31, 2012, and any amounts remaining in the Subscription Proceeds Escrow at that time will be returned to respective investors or delivered to the Issuer in accordance with the terms hereof.  No further deposits to the Subscription Proceeds Escrow will be accepted after December 31, 2012.

(f)           Notwithstanding the foregoing, in the event that a subscriber has failed to remit an executed and valid IRS Form W-9 to the Escrow Agent prior to the date the subscriber’s funds are to be returned, the Escrow Agent will withhold from such funds thirty percent (30%) of the earnings attributable to such subscriber in accordance with applicable Treasury regulations.

(g)           Subscription agreements are non-cancelable, and except as provided herein, subscription funds are non-refundable for any reason.

5.           Term.  This Agreement shall terminate upon the disbursement of all of the subscription proceeds and the final performance of all of the Escrow Agent’s other duties hereunder.

6.           Duties and Responsibilities of Escrow Agent.

(a)           Escrow Agent, by signing this Agreement, agrees to accept, hold and dispose of the subscription proceeds in accordance with the terms hereof.  The duties and responsibilities of Escrow Agent shall be limited to those expressly set forth in this Agreement, and no implied covenants or duties shall be read into this Agreement against the Escrow Agent, and the Escrow Agent shall not be subject to, nor obligated to comply with or to recognize, any other agreement between, or any direction or instruction of, any or all of the other parties thereto even though reference thereto may be made herein; provided, however, with the written consent of Escrow Agent, this Agreement may be amended at any time or times by an instrument in writing signed by the Issuer and the Escrow Agent. The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of Issuer or any investor or any maker, endorser or other signatory of any document or other person to perform such person’s obligations under any such document.

(b)           Escrow Agent is authorized to disregard any and all notices or instructions given by any person, firm or corporation, except such notices and instructions as are herein specifically provided for and orders or process of any court duly entered.  If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, writ, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any of such events, Escrow Agent is authorized to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it; and if Escrow Agent complies in good faith with any such order, writ, judgment or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(c)           Escrow Agent shall not be liable for any act taken or omitted hereunder if taken or omitted by Escrow Agent in good faith and in the exercise of its own reasonable judgment, and Escrow Agent shall not be liable under this Agreement except for its gross negligence or willful misconduct.  Escrow Agent also shall be fully protected in relying upon any written notice (including specifically those provided for in paragraphs 4(a), 4(b) and 4(d), demand, certificate, waiver, opinion of counsel (including counsel chosen by the Escrow Agent) or other document which it in good faith believes to be genuine or what it purports to be.

(d)           Escrow Agent acts hereunder as a depository only and shall not be responsible for the sufficiency or accuracy or the form, execution, validity or genuineness of this Agreement (except as to its own execution hereof and obligations hereunder, if this Agreement is otherwise valid) or of documents or securities now or hereafter deposited hereunder or of any endorsement thereon, or for lack of endorsement thereon, or for any description therein, or for the adequacy of the subscription proceeds for their intended purposes, nor shall it be responsible or liable in any respect on the account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement under this Agreement.

(e)           Escrow Agent may consult with legal counsel (which may be counsel to the Issuer) in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion or instructions of such counsel.

(f)           The Issuer agrees to indemnify and save Escrow Agent harmless from all losses, costs, liabilities, damages, fees and expenses (including, but not limited to, reasonable attorney's fees and expenses) suffered or incurred by Escrow Agent arising from the performance of its obligations under this Agreement ("Acts"), except such Acts as arise from the grossly negligent or fraudulent acts or omissions of Escrow Agent. The Escrow Agent shall be under no obligations to institute or defend any action, suit, or legal proceeding in connection herewith, unless first indemnified and held harmless to its satisfaction in accordance with the foregoing.  Such indemnity shall survive the termination or discharge of this Agreement or resignation of the Escrow Agent.

(g)           In the event of any disagreement between the parties hereto (or any other persons) resulting in adverse claims and demands being made in connection with or for any portion of the subscription proceeds and any interest thereon, Escrow Agent shall be entitled to refuse to comply with any demand or claim, as long as such disagreement shall continue, and in so refusing to make any delivery or other disposition of any portion of the subscription proceeds and any interest thereon, Escrow Agent shall not be or become liable to any party hereto or to any other person for its refusal to comply with such conflicting or adverse demands, and Escrow Agent shall be entitled to refuse and refrain to act until:

(i)           The rights of the adverse claimants shall have been fully and finally adjudicated in a court assuming and having jurisdiction in respect of the portion of the persons and the portion of the subscription proceeds involved; or

(ii)           All differences shall have been resolved by agreement and Escrow Agent shall have been notified of such agreement in a writing signed by all the interested parties.

(h)           Escrow Agent may resign at any time from its obligations under this Agreement by providing written notice to the Issuer.  Such resignation shall be effective not less than thirty (30) days after such written notice has been delivered.  Escrow Agent shall have no responsibility for the appointment of a successor escrow agent. Upon the effective date of such resignation or removal all cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor Escrow Agent as may be designated in writing by the Transaction Parties, whereupon the Escrow Agent's obligations hereunder shall cease and terminate.

(i)           In the event of resignation of Escrow Agent, a successor escrow agent shall be appointed as soon as practicable by the Issuer.  Should such successor not be appointed within thirty (30) days after Escrow Agent shall have delivered notice of its resignation, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, and the Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by the Issuer or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.  Further, if no such successor Escrow Agent has been designated by such date, the resigning or removed Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor agent; further the resigning or removed Escrow Agent may pay into court all monies and property deposited with Escrow Agent under this Agreement.

7.           Miscellaneous.

a.           Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof.  No amendments or modifications to this Agreement shall be binding unless made in writing and signed by the Issuer and the Escrow Agent.

b.           Notices.  Any notices to be given hereunder by any party to any other party shall be in writing and shall be made either by personal delivery, certified, or registered mail (postage prepaid and return receipt requested) or private overnight courier service.  Each notice shall be effective only upon receipt, and shall be addressed as follows:

To the Issuer:	Bigelow Income Properties, LLC
4801 Main, Suite 1000
Attn: Mr. Charles Christian Kirley
Telephone No: 816-983-8000
Telecopier No: 816-983-8080

To Escrow Agent:	UMB Bank, N.A.
Attention: Corporate Trust Department
1010 Grand Blvd, 4th Floor
Kansas City, Missouri 64106
Telephone No: 816- 860-3248
Telecopier No: 816-860-3029

Any party may change its address for notice by giving notice in accordance with the terms of this paragraph 7.

c.           Fees.  All Escrow Agent's fees and charges hereunder shall be as set forth in Exhibit “A” hereto and shall be promptly paid, along with the reasonable expenses of Escrow Agent (including, without limitation, reasonable attorney’s fees and expenses), by the Issuer; provided, however, that Escrow Agent is entitled to withhold and deduct any and all unpaid fees and expenses prior to the final disbursement of the subscription proceeds under paragraph 4(d) or paragraph 4(e). The fees and charges agreed to be paid are intended as full compensation for Escrow Agent’s services as contemplated by this Agreement; however, if the conditions of this Agreement are not fulfilled or Escrow Agent renders any service not contemplated in this Agreement, or any modification hereof, or if any controversy arises hereunder, Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including, without limitation, reasonable attorney's fees and expenses, occasioned by any question, uncertainty, delay, controversy, litigation or event, and the same may be recoverable from the Issuer.

d.         Waiver.  The waiver by any party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of (a) a subsequent breach of the same provision by any party or (b) the breach of any other term or provision of this Agreement.

e.          Binding Effect.  This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns.  This Agreement may not be assigned.

f.           No Third Party Beneficiaries.  Except for the investors, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

g.          Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added as a part of this Agreement a legal, valid, and enforceable provision, such as is approved by Issuer and Escrow Agent, as similar in terms to such illegal, invalid or unenforceable provision.

h.          Headings.  The headings in this Agreement are solely for convenience of reference and shall be given no effect in construction or interpretation of this Agreement.

i.           Counterparts: Governing Law.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action, or suit in the appropriate court of law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without regard to its rules of conflicts of laws.

j.           Cooperation.  No party shall unreasonably withhold or delay its consent, approval or signature when required to fulfill the purposes of this Agreement.

k.           Earnings Allocation; Tax Matters; Patriot Act Compliance.  The Issuer agrees to provide (and cause investors to provide) the Escrow Agent completed Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation") at the time of execution of this Agreement and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time. The Issuer understands that if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Escrow Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ISSUER:

BIGELOW INCOME PROPERTIES, LLC,
a Missouri limited liability company

By: 2309 HOLDINGS, LLC,
a Missouri limited liability company,
Sole Member and Manager

By: ____________________________
Charles Christian Kirley,
Sole Member and Manager

ESCROW AGENT:

UMB BANK, N.A.

By:

Name:

Title:

EXHIBIT “A”

Escrow Agent’s Fee Schedule